Exhibit 10.13

AMERICAN FEDERAL SAVINGS BANK

SALARY CONTINUATION AGREEMENT

This SALARY CONTINUATION AGREEMENT (this “Agreement”) is adopted this 15th day of November, 2007, by and between AMERICAN FEDERAL SAVINGS BANK, a federally chartered savings association located in Helena, Montana (the “Bank”), and CLINTON J. MORRISON (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Account Value” means the amount shown on Schedule A under the heading Account Value. The parties expressly acknowledge that the Account Value may be different than the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement. The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase attributable for the current Plan Year to the Account Value for the previous Plan Year.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.7	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Early Involuntary Termination” means a Separation from Service (other than a Termination for Cause) prior to Early Retirement Age due to the independent exercise of the unilateral authority of the Bank to terminate the Executive’s employment, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services.

1.9	“Early Retirement Age” means the Executive attaining age sixty (60) and completing twenty (20) Years of Service.

1.10	“Effective Date” means December 1, 2007.

1.11	“Normal Retirement Age” means the Executive attaining age sixty-five (65) and completing twenty (20) Years of Service.

1.12	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.13	“Plan Year” means each twelve (12) month period commencing on November 1 and ending on October 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following October 31.

1.14	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.15

“Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent

(20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.16	“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.17	“Termination for Cause” means Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Bank;

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

1.18	“Years of Service” means the twelve (12) consecutive month period beginning on the Executive’s date of hire and any twelve (12) month anniversary thereof during the entirety of which time the Executive is an employee of the Bank. Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service.”

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. If the executive reaches Normal Retirement Age prior to Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Sixty-Five Thousand Five Hundred Dollars ($65,500).

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive until the Executive’s death.

2.2	Early Retirement Benefit. Upon Early Retirement, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 is the Early Retirement Benefit amount shown on Schedule A.

2.2.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive until the Executive’s death.

2.3	Early Involuntary Termination Benefit. If Early Involuntary Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is the Early Involuntary Termination Benefit amount shown on Schedule A.

2.3.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive until the Executive’s death.

2.4	Disability Benefit. If the Executive experiences a Disability which results in a Separation from Service prior to Early Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The annual benefit under this Section 2.4 is the Disability Benefit amount shown on Schedule A.

2.4.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive until the Executive’s death.

2.5	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Section 2.1, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1	Amount of Benefit. The annual benefit under this Section 3.1 is Sixty-Five Thousand Five Hundred Dollars ($65,500).

3.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for fifteen (15) years commencing on the first day of the fourth month following the Executive’s death. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions and the Executive has received less than one hundred eighty (180) monthly benefit installments, the Beneficiary shall continue to receive the same amounts the Executive would have received at the same times until the sum of the number of installments to the Beneficiary and Executive totals one hundred eighty (180).

3.3	Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 3.1.2 and shall commence on the first day of the fourth month following the Executive’s death.

Article 4

Beneficiaries

4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or Person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2	Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 6

Administration of Agreement

6.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims And Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	Amendments. The Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2	Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. The benefit shall be the Account Value as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-l(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Account Value, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Montana, except to the extent preempted by the laws of the United States of America.

9.6

Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the

Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

American Federal Savings Bank

P.O. Box 4999 [ILLEGIBLE] Prospect Ave.

Helena, MT 59604

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14	Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	BANK

By:
Clinton J. Morrison	Title:	President / CEO

Schedule A - Clinton J. Morrison

Created on:	December 5, 2007	Revised on:

Period Ending	Age	Life Expectancy	Discount Rate	Schedule A Accrual Balance	Payout Length in Months	Early Retirement Benefit Annual Benefit	Disability Benefit Annual Benefit	Termination at Request of Company Annual Benefit	Death During Active Service Annual Benefit*
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
October 3l, 2008	38	79	6.00%	9,401	495	0	613	613	65,500
October 3l, 2009	39	79	6.00%	20,262	483	0	1,329	1,329	65,500
October 3l, 2010	40	79	6.00%	31,793	471	0	2,098	2,098	65,500
October 3l, 2011	41	79	6.00%	44,036	459	0	2,925	2,925	65,500
October 3l, 2012	42	79	6.00%	57,033	447	0	3,815	3,815	65,500
October 31, 2013	43	80	6.00%	70,832	447	0	4,739	4,739	65,500
October 31, 2014	44	80	6.00%	85,483	435	0	5,762	5,762	65,500
October 31, 2015	45	80	6.00%	101,036	423	0	6,864	6,864	65,500
October 31, 2016	46	80	6.00%	117,550	411	0	8,055	8,055	65,500
October 3l, 2017	47	80	6.00%	135,081	399	0	9,341	9,341	65,500
October 31, 2018	48	80	6.00%	153,694	387	0	10,733	10,733	65,500
October 3l, 2019	49	80	6.00%	173,455	375	0	12,242	12,242	65,500
October 31, 2020	50	80	6.00%	194,435	363	0	13,878	13,878	65,500
October 3l, 2021	51	80	6.00%	216,709	351	0	15,657	15,657	65,500
October 3l, 2022	52	80	6.00%	240,356	339	0	17,593	17,593	65,500
October 31, 2023	53	80	6.00%	265,462	327	0	19,706	19,706	65,500
October 3l, 2024	54	81	6.00%	292,117	327	0	21,685	21,685	65,500
October 3l, 2025	55	81	6.00%	320,415	315	0	24,148	24,148	65,500
October 3l, 2026	56	81	6.00%	350,459	303	0	26,846	26,846	65,500
October 31, 2027	57	81	6.00%	382,356	291	0	29,810	29,810	65,500
October 3l, 2028	58	81	6.00%	416,221	279	0	33,074	33,074	65,500
October 31, 2029	59	81	6.00%	452,174	267	0	36,680	36,680	65,500
October 31, 2030	60	81	6.00%	490,344	255	40,677	40,677	40,677	65,500
October 31, 2031	61	81	6.00%	530,869	243	45,123	45,123	45,123	65,500
October 3l, 2032	62	82	6.00%	573,893	243	48,780	48,780	48,780	65,500
October 31, 2033	63	82	6.00%	619,571	231	54,075	54,075	54,075	65,500
October 3l, 2034	64	82	6.00%	668,066	219	60,018	60,018	60,018	65,500
July 31, 2035	65	82	6.00%	706,391	207	65,500	65,500	65,500	65,500

*	All monthly payments are guaranteed for 180 months should the participant die during payout.